Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-252437) of GeoVax Labs, Inc. of our report dated March 9, 2022, relating to the consolidated financial statements of GeoVax Labs, Inc., appearing in this Annual Report on Form 10-K of GeoVax Labs, Inc. for the year ended December 31, 2021.

/s/ WIPFLI LLP

Atlanta, Georgia

March 9, 2022